FMI Funds, Inc. 485BPOS

Exhibit 99.(h)(xiv)

FIRST AMENDMENT TO THE

ETF TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of the last date of the signature page (the “Effective Date”), to the ETF Transfer Agent Servicing Agreement dated as of September 17, 2021 (the “Agreement”), is entered into by and between FMI FUNDS, INC., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend Exhibit A of the Agreement to remove the following fund:

●	FMI Large Cap ETF

and;

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add the following fund:

●	FMI Global Equity ETF

and;

WHEREAS, the parties desire to update the fees listed in Exhibit B of the Agreement, and;

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Directors.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

2.	Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date written above.

FMI FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name:	John Brandser	Name:	Elizabeth Scalf

Title:	President	Title:	Senior Vice President

Date:	7/10/2026	Date:	7/13/2026

Exhibit A to the Transfer Agent Servicing Agreement

Separate ETF Series of FMI Funds, Inc

Name of Series

FMI Global Equity ETF

Exhibit B to the Fund Transfer Agent Servicing Agreement

Annual Base Fees

Based upon the Average Net Assets per Complex

ETF Services	Basket Servicing – $15,000 per fund Transfer Agency – $100 per order (create or redeem)

Chief Compliance Officer Support Fee****	$3,000 per year per fund complex for each U.S. Bank service selected

****Global Fund Services does not serve as the fund’s Chief Compliance Officer

Annual Base Fees include the following services:

●	ETF Services: Basket calculation and dissemination, 6c-11 support reporting, ETF transfer agent services including order management and processing, communication with authorized participants, creation/redemption of ETF shares, ETF unit reconciliation with DTCC

●	Chief Compliance Officer Support Fee: Access to the CCO Portal including business line Critical Procedures, Compliance Controls, Reporting on Testing of Compliance Controls, Annual U.S. Bank Global Fund Services CCO Review, SOC1 audits of business lines; Quarterly 38a-1 certifications to the CCO; CCO events, including quarterly business update calls and periodic webinars and CCO forums.

ETF Services

Basket Creation Services

Based upon the Average Net Assets per Fund

Asset Class	Basis Points
Equities/Cash	0.50 bps
International Securities/Derivatives	1.00 bps

Fixed AP Fee

TBD per fund

Expense Processing and Budgeting Services – Non-Unitary Fee ETFs:

Fund administration facilitation of payment of fund expenses and quarterly budgeting on behalf of ETFs not utilizing a unitary fee structure:

$3,000 per year, per Fund

Optional Services

Description	Activity Charges
ETF Stock Splits/Mergers/Liquidations	$5,000 per event
ETF Slippage Calculations	$1,000 per fund